Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES PRICING OF
COMMON STOCK OFFERING
Trading on The Nasdaq National Market to Commence on Friday, January 20th
Houston, TX — January 20, 2006. Sterling Construction Company, Inc. (“Sterling” or the “Company”) today announced the pricing of its public offering of 1.7 million shares of its common stock at $15.00 per share. In addition to the shares being sold by the Company, an aggregate of 321,758 Sterling shares are being sold in this public offering by a former director of the Company and two other stockholders at the same price per share as those being sold by the Company.
Sterling has granted the underwriters a 30-day option to purchase up to an additional 303,263 shares of Sterling common stock to cover over-allotments, if any.
Sterling also announced that its common stock will commence trading today on The Nasdaq National Market under the symbol “STRL”, and that it has been informed by the American Stock Exchange (“Amex”) that trading of Sterling’s common stock on Amex is to have been suspended effective at the close of the market on January 19, 2006.
The Company plans to use the net proceeds of the offering to acquire property, plant and equipment to more efficiently complete a number of projects in its contract backlog, as well as to position it to capitalize on future project opportunities; to repay the Company’s five-year, 12% promissory notes held by management, directors and affiliates of the Company; and for other general corporate purposes, including working capital to increase the Company’s bonding capacity, to finance ongoing business operations and to fund future growth of the Company’s construction business.
D.A. Davidson & Co. is the sole book runner for the offering, and Morgan Joseph & Co. Inc. has acted as co-manager. When available, copies of the final prospectus may be obtained from D.A. Davidson & Co. — Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319; and from Morgan Joseph & Co. Inc. — Prospectus Department, 600 Fifth Avenue, 19th Floor, New York, NY 10020-2302, (212) 218-3288.

A registration statement relating to these securities was declared effective by the United States Securities and Exchange Commission on January 19, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The completion of the offering is subject to customary closing conditions.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Accordingly, there can be no assurance that any prediction once made will continue thereafter to reflect management’s belief. The Company does not undertake, and specifically disclaims, any obligation to update its predictions or any other information disclosed herein or to announce results of any revisions to any of the predictions contained herein to reflect future events or developments.
Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Andreas Marathovouniotis 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
* * *